Exhibit 99.1

Barnes & Noble Reports Fiscal 2014 Year-End Financial Results

Consolidated EBITDA of $251 million – Highest in Four Years

Board Authorizes Management to Separate Retail and NOOK Media Businesses

NEW YORK--(BUSINESS WIRE)--June 25, 2014--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2014 fourth quarter and full-year ended May 3, 2014, and that its Board of Directors authorized management to separate the Barnes & Noble Retail and NOOK Media businesses.

Board Authorization For NOOK Media Separation

With the objective of optimizing shareholder value, the Company’s Board of Directors has authorized management of the Company to take steps to separate the Barnes & Noble Retail and NOOK Media businesses into two separate public companies. The Company’s objective is to take the steps necessary to complete the separation by the end of the first quarter of next calendar year.

“In fiscal 2014 we have taken certain actions to strengthen the Company, including the ongoing rationalization of the NOOK® business, growing the College business through new contract acquisitions and increased offerings to students and faculty, and initiatives to improve Retail’s sales trends,” said Michael P. Huseby, Chief Executive Officer of Barnes & Noble. “Our fiscal 2014 results and solid financial position at year-end reflect the positive impact of those actions. We believe we are now in a better position to begin in earnest those steps necessary to accomplish a separation of NOOK Media and Barnes & Noble Retail. We have determined that these businesses will have the best chance of optimizing shareholder value if they are capitalized and operated separately. We fully expect that our Retail and NOOK Media businesses will continue to have long-term, successful business relationships with each other after separation.”

The Company has engaged Guggenheim Securities, LLC as financial advisors and Cravath, Swaine & Moore LLP as legal counsel.

The Company notes that there can be no assurances regarding the ultimate timing of the proposed separation or that such separation will be completed. Any separation of NOOK Media and Barnes & Noble Retail into two separate public companies will be subject to customary regulatory approvals, securing any necessary financing, tax considerations, final approval of the Barnes & Noble Board of Directors and other customary matters and is dependent on numerous factors that include the macroeconomic environment, credit markets and equity markets.

Fiscal 2014 Fourth Quarter and Year End Results

The fourth quarter and full-year ended May 3, 2014, consisted of 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week.

Fourth quarter consolidated revenues increased 3.5% to $1.3 billion versus the prior year. Consolidated fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) improved to $11.2 million, as compared to an EBITDA loss of $124.6 million in the prior year. For fiscal 2014, consolidated revenues decreased 6.7% to $6.4 billion versus the prior year. Fiscal 2014 consolidated EBITDA increased to $251 million, as compared to $7 million a year ago.

“We’re pleased with our improved financial performance in fiscal 2014, generating EBITDA of $251 million, the highest it’s been in four years, while executing on our strategic initiatives during the year,” said Mr. Huseby. “Retail improved sales trends during the second half of the year, generating annual EBITDA of $354 million. College increased revenues from higher margin textbook rentals, continued to add new school contracts and developed and soft-launched Yuzu™, our digital education platform, growing EBITDA to $115 million. At NOOK, we executed on our plan to sell through existing device inventory, implemented cost rationalization plans, began to pivot our strategy from device focused initiatives to a content centric approach with the signing of our partnership with Samsung, all while significantly reducing year-over-year losses.”

Fourth Quarter 2014 Results from Operations

Segment results for the 14 weeks of fiscal 2014 and 13 weeks of fiscal 2013 fourth quarters are as follows:

	Revenues (unaudited)				EBITDA(2) (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q4 2014	Q4 2013	$	%	Q4 2014	Q4 2013	$	%
Retail	$955.6	$947.7	$7.9	0.8%	$53.1	$53.5	$(0.4)	-0.8%
College	$298.3	$252.3	$46.0	18.2%	$14.1	$3.8	$10.3	271.5%
NOOK	$87.1	$112.1	$(25.0)	-22.3%	$(56.0)	$(181.9)	$125.9	69.2%
Elimination (1)	$(19.1)	$(35.1)	$16.0	-45.7%	n/a	n/a	n/a	n/a
Total	$1,321.9	$1,277.0	$44.9	3.5%	$11.2	$(124.6)	$135.8	109.0%

Fiscal 2014 Results from Operations

Segment results for the 53 weeks of fiscal year 2014 and 52 weeks of fiscal year 2013 are as follows:

	Revenues (unaudited)				EBITDA(2) (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Fiscal 2014	Fiscal 2013	$	%	Fiscal 2014	Fiscal 2013	$	%
Retail	$4,295.1	$4,568.2	$(273.1)	-6.0%	$354.1	$376.1	$(22.0)	-5.9%
College	$1,748.0	$1,763.2	$(15.2)	-0.9%	$114.6	$111.5	$3.1	2.8%
NOOK	$505.9	$780.4	$(274.6)	-35.2%	$(217.6)	$(480.4)	$262.8	54.7%
Elimination (1)	$(167.7)	$(272.9)	$105.3	-38.6%	n/a	n/a	n/a	n/a
Total	$6,381.3	$6,839.0	$(457.6)	-6.7%	$251.0	$7.1	$243.9	n/m

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell-through basis.

(2)	This non-GAAP measure has been reconciled to the comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures on the attached Segment Information table.

Retail

The Retail segment, which includes the Barnes & Noble Bookstores and BN.com businesses, had revenues of $956 million for the quarter and $4.3 billion for the full year, increasing 0.8% for the quarter, while decreasing 6.0% for the year. The inclusion of the 53rd week contributed $57 million in additional sales in fiscal 2014. Comparable store sales declined 4.1% during the quarter and 5.8% for the full year. “Core” comparable store sales, which exclude sales of NOOK products, decreased 1.9% for the fourth quarter, which included unusually severe February weather. Excluding February, fourth quarter Core comparable store sales decreased 0.5%, in-line with previously reported third quarter results. Core comparable store sales declined 3.1% for the full year. Sales for both the quarter and the year were also impacted by store closures and lower online sales.

Retail generated fourth quarter EBITDA of $53 million, essentially flat as compared to a year ago. For fiscal 2014, Retail EBITDA decreased 5.9% to $354 million, primarily as a result of the sales decline.

College

The College segment had revenues of $298 million for the quarter and $1.7 billion for the full year, increasing 18.2% for the quarter, while decreasing 0.9% for the year. The inclusion of the 53rd week contributed $15 million in additional sales for fiscal 2014. Fourth quarter sales were positively impacted by timing of the back-to-school rush season, driving comparable College store sales of 2.6% for the quarter. Comparable sales decreased 2.7% for the full year on a higher mix of lower priced used textbook rentals and lower textbook volume. Comparable College store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

Fourth quarter College EBITDA increased to $14 million, while full year EBITDA increased 3% to $115 million, as higher margins and net new store growth outpaced additional investment spend in our digital education platform, Yuzu. College’s fiscal 2014 EBITDA includes $22 million of expenses for Yuzu, as compared to $7 million in the prior year.

NOOK

The NOOK segment (including digital content, devices and accessories) had revenues of $87 million for the quarter and $506 million for the full year, decreasing 22.3% for the quarter and 35.2% for the year. The inclusion of the 53rd week contributed $9 million in additional sales in fiscal 2014, including $1 million in additional device and accessories sales and $8 million of additional content sales.

Device and accessories sales were $25 million for the quarter and $260 million for the full year, declining 30.1% and 44.8%, respectively, due to lower selling volume and lower average selling prices. Digital content sales were $62 million for the quarter and $246 million for the full year, declining 18.7% and 20.6%, respectively, due primarily to lower device unit sales.

NOOK EBITDA losses were $56 million for the fourth quarter and $218 million for the full year, both including previously disclosed asset impairment charges of $28 million. Prior year results were adversely impacted by NOOK inventory-related charges of $133 million for the quarter and $222 million for the year, as well as $20 million of primarily goodwill impairment charges. The remainder of the EBITDA loss reduction was primarily attributable to reduced expenses on lower marketing costs and cost rationalization efforts.

Consolidated Results

The consolidated fourth quarter net loss was $36.7 million, or $0.72 per share, as compared to the prior year net loss of $114.8 million, or $2.04 per share. Fiscal 2014 consolidated net losses were $47.3 million, or $1.12 per share, as compared to $157.8 million, or $3.02 per share, in the prior year.

In the fourth quarter, the Company recorded a $12.5 million tax benefit, driven primarily by the utilization of previously reserved deferred tax assets. Tax expense for the full year was $52 million, largely driven by partnership tax allocations and previously recorded valuation allowances.

Outlook

For fiscal year 2015, the Company expects both Retail comparable bookstore sales and Core comparable bookstore sales to decline in the low-single digits. College comparable store sales are also expected to decline in the low-single digits. The Company expects to continue to decrease EBITDA losses in the NOOK segment.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Wednesday, June 25, 2014, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2015 first quarter results on or about September 4, 2015.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 661 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 700 bookstores serving over five million students and faculty members at colleges and universities across the United States.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the effect of the proposed separation of NOOK Media, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risks associated with changes in the strategic direction of the device business, including possible reduction in sales of content, accessories and other merchandise and other adverse financial impacts, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the Company’s businesses resulting from the Company’s prior reviews of strategic alternatives and the potential separation of the Company’s businesses, the risk that the transactions with Microsoft and Pearson do not achieve the expected benefits for the parties or impose costs on the Company in excess of what the Company anticipates, including the risk that NOOK Media’s applications are not commercially successful or that the expected distribution of those applications is not achieved, risks associated with the international expansion contemplated by the relationship with Microsoft, including that it is not successful or is delayed, the risk that NOOK Media is not able to perform its obligations under the Microsoft and Pearson commercial agreements and the consequences thereof, risks associated with the restatement contained in, the delayed filing of, and the material weakness in internal controls described in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, risks associated with the ongoing efforts to rationalize the NOOK business and the expected costs and benefits of such efforts and associated risks and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
	May 3, 2014	April 27, 2013	May 3, 2014	April 27, 2013

Sales	$1,321,906	1,277,021	$6,381,357	6,839,005
Cost of sales and occupancy	897,555	1,046,122	4,523,422	5,156,499
Gross profit	424,351	230,899	1,857,935	1,682,506
Selling and administrative expenses	413,148	355,480	1,606,936	1,675,376
Depreciation and amortization	53,768	55,725	216,807	227,134
Operating income (loss)	(42,565)	(180,306)	34,192	(220,004)
Interest expense, net	6,639	9,510	29,507	35,345
Income (loss) before taxes	(49,204)	(189,816)	4,685	(255,349)
Income taxes	(12,500)	(75,019)	51,953	(97,543)
Net loss	$(36,704)	(114,797)	$(47,268)	(157,806)

Income (loss) per common share:
Basic	$(0.72)	(2.04)	$(1.12)	(3.02)
Diluted	$(0.72)	(2.04)	$(1.12)	(3.02)

Weighted average common shares outstanding:
Basic	59,117	58,483	58,971	58,247
Diluted	59,117	58,483	58,971	58,247

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	67.9%	81.9%	70.9%	75.4%
Gross profit	32.1%	18.1%	29.1%	24.6%
Selling and administrative expenses	31.3%	27.8%	25.2%	24.5%
Depreciation and amortization	4.1%	4.4%	3.4%	3.3%
Operating income (loss)	-3.2%	-14.1%	0.5%	-3.2%
Interest expense, net	0.5%	0.7%	0.5%	0.5%
Income (loss) before taxes	-3.7%	-14.9%	0.1%	-3.7%
Income taxes	-0.9%	-5.9%	0.8%	-1.4%
Net loss	-2.8%	-9.0%	-0.7%	-2.3%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 3, 2014	April 27, 2013
ASSETS
Current assets:
Cash and cash equivalents	$340,171	$160,470
Receivables, net	143,981	149,369
Merchandise inventories	1,234,635	1,410,769
Prepaid expenses and other current assets	116,921	116,634
Short-term deferred tax assets	144,730	209,893
Total current assets	1,980,438	2,047,135

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,224,083	1,224,384
Fixtures and equipment	1,938,555	1,883,504
	3,165,179	3,110,429
Less accumulated depreciation and amortization	2,674,466	2,525,520
Net property and equipment	490,713	584,909

Goodwill	493,189	495,496
Intangible assets, net	528,576	547,931
Other noncurrent assets	44,533	57,065
Total assets	$3,537,449	$3,732,536

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$735,112	$805,194
Accrued liabilities	502,583	569,240
Gift card liabilities	356,700	341,036
Short-term note payable	127,250	-
Total current liabilities	1,721,645	1,715,470

Long-term debt	-	77,000
Long-term deferred taxes	211,925	231,215
Other long-term liabilities	366,989	419,946

Redeemable Preferred Shares; $.001 par value; 5,000
shares authorized; 204 and 204 shares issued, respectively	194,797	193,535
Preferred Member Interests in NOOK Media, LLC	383,397	381,627

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 93,540 and 92,784 shares issued, respectively	94	93
Additional paid-in capital	1,395,463	1,383,848
Accumulated other comprehensive loss	(11,773)	(16,692)
Retained earnings	344,021	410,349
Treasury stock, at cost, 34,364 and 34,078 shares, respectively	(1,069,109)	(1,063,855)
Total shareholders' equity	658,696	713,743
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,537,449	$3,732,536

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

		14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
		May 3, 2014	April 27, 2013	May 3, 2014	April 27, 2013

Sales
	Retail	$955,577	947,677	$4,295,110	4,568,243
	College	298,266	252,295	1,748,042	1,763,248
	NOOK	87,126	112,146	505,862	780,433
	Elimination	(19,063)	(35,097)	(167,657)	(272,919)
Total		$1,321,906	1,277,021	$6,381,357	6,839,005

Gross Profit
	Retail	$296,512	261,768	$1,338,289	1,399,723
	College	102,562	76,131	437,369	405,076
	NOOK	25,277	(107,000)	82,277	(122,293)
Total		$424,351	230,899	$1,857,935	1,682,506

Selling and Administrative Expenses
	Retail	$243,409	208,244	$984,236	1,023,633
	College	88,483	72,341	322,819	293,618
	NOOK	81,256	74,895	299,881	358,125
Total		$413,148	355,480	$1,606,936	1,675,376

EBITDA
	Retail	$53,103	53,524	$354,053	376,090
	College	14,079	3,790	114,550	111,458
	NOOK	(55,979)	(181,895)	(217,604)	(480,418)
Total		$11,203	(124,581)	$250,999	7,130

Net income (loss)
	EBITDA	$11,203	(124,581)	$250,999	7,130
	Depreciation and Amortization	(53,768)	(55,725)	(216,807)	(227,134)
	Interest Expense, net	(6,639)	(9,510)	(29,507)	(35,345)
	Income Taxes	12,500	75,019	(51,953)	97,543
Total		$(36,704)	(114,797)	$(47,268)	(157,806)

Percentage of sales:

Gross Margin
	Retail	31.0%	27.6%	31.2%	30.6%
	College	34.4%	30.2%	25.0%	23.0%
	NOOK	37.1%	-138.9%	24.3%	-24.1%
Total		32.1%	18.1%	29.1%	24.6%

Selling and Administrative Expenses
	Retail	25.5%	22.0%	22.9%	22.4%
	College	29.7%	28.7%	18.5%	16.7%
	NOOK	119.4%	97.2%	88.7%	70.6%
Total		31.3%	27.8%	25.2%	24.5%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
	May 3, 2014	April 27, 2013	May 3, 2014	April 27, 2013
Numerator for basic loss per share:
Loss	$(36,704)	(114,797)	$(47,268)	(157,806)
Preferred stock dividends	(4,202)	(3,942)	(16,028)	(15,767)
Accretion of dividends on preferred stock	(1,643)	(758)	(3,032)	(2,266)
Net loss available to common shareholders	$(42,549)	(119,497)	$(66,328)	(175,839)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(42,549)	(119,497)	$(66,328)	(175,839)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	59,117	58,483	58,971	58,247

Denominator for diluted loss per share:
Basic weighted average common shares	59,117	58,483	58,971	58,247

Loss per common share
Basic	$(0.72)	(2.04)	$(1.12)	(3.02)
Diluted	$(0.72)	(2.04)	$(1.12)	(3.02)

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor:
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com